Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Omnibus Stock and Incentive Plan of First Midwest Bancorp, Inc. of our reports dated March 1, 2010, with respect to the consolidated financial statements of First Midwest Bancorp, Inc. and the effectiveness of internal control over financial reporting of First Midwest Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
August 20, 2010